Exhibit 10.2


                       COMMERCIAL MANUFACTURING AGREEMENT
                                     BETWEEN
                        BLONDER TONGUE LABORATORIES, INC.
                                       AND
                            HUGHES NETWORK SYSTEMS, A
                         HUGHES ELECTRONICS CORPORATION
                                       FOR
                       DIGITAL SATELLITE SYSTEM EQUIPMENT


                                FEBRUARY 19, 1998



                        NOTICE OF PROPRIETARY INFORMATION


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This document and its contents are proprietary to the issuer and are intended solely for the contractual use of the issuer's customers. This publication and its contents may not be reproduced or distributed for any other purposes without the written permission of the issuer.


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                                TABLE OF CONTENTS


SECTION                                                                    PAGE
-------                                                                    ----

 1.  DEFINITIONS............................................................. 1

 2.  SUPPLY OF DSS EQUIPMENT................................................. 2

 3.  DESIGN OF COMMERCIAL SYSTEM............................................. 3

 4.  INSPECTION AND TESTING.................................................. 4

 5.  SOFTWARE LICENSE........................................................ 5

 6.  GRANT OF LICENSE........................................................ 5

 7.  DERIVATIVE PRODUCT DESIGN AND DEVELOPMENT............................... 6

 8.  EQUIPMENT AVAILABILITY.................................................. 7

 9.  TERM OF AGREEMENT....................................................... 7

10.  NATURE OF RELATIONSHIP.................................................. 7

11.  HNS RESPONSIBILITIES.................................................... 8

12.  BTL RESPONSIBILITIES.................................................... 8

13.  FORECASTS AND ORDERS.................................................... 9

14.  PRICES..................................................................10

15.  AGREEMENTS WITH OTHER PARTIES...........................................11

16.  PAYMENT.................................................................11

17.  DELIVERY, TITLE, AND RISK OF LOSS.......................................11

18.  INTENTIONALLY LEFT BLANK................................................11

19.  HNS PROPERTY AND TRADEMARKS.............................................11

20.  RIGHTS IN TECHNOLOGY....................................................13

21.  CONFIDENTIAL INFORMATION................................................13

22.  LIMITED WARRANTIES......................................................14

23.  OUT-OF-WARRANTY REPAIRS, REPLACEMENT PARTS, CERTIFICATION OF
     REPAIR CENTERS, CUSTOMER SERVICE SUPPORT, SPECIAL 90-DAY SUPPORT........15

24.  LIMITATION OF LIABILITY.................................................15

25.  PATENT AND COPYRIGHT INDEMNITY..........................................16


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26.  INDEMNITY...............................................................17

27.  INSURANCE...............................................................17

28.  TERMINATION OF AGREEMENT................................................17

29.  DISTRIBUTION AND EXPORT.................................................19

30.  ARBITRATION.............................................................19

31.  FORCE MAJEURE...........................................................19

32.  PUBLIC RELEASE OF INFORMATION...........................................19

33.  NOTICES.................................................................20

34.  SEVERABILITY............................................................21

35.  WAIVER..................................................................21

36.  ASSIGNMENT..............................................................21

37.  GOVERNING LAW...........................................................21

38.  ENTIRE UNDERSTANDING....................................................21


                                      A-iii

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                       COMMERCIAL MANUFACTURING AGREEMENT

     THIS AGREEMENT is made as of this 19th day of February 1998, by and between Blonder Tongue Laboratories, Inc., organized under the laws of Delaware, and its Affiliates, with its principal place of business at One Jake Brown Road, Old Bridge, NJ 08857 (hereinafter referred to as "BTL") and Hughes Network Systems, a Hughes Electronics Corporation, a corporation organized and existing under the laws of Delaware, with its principal place of business at 11717 Exploration Lane, Germantown, Maryland 20876 (hereinafter referred to as "HNS").


                                   WITNESSETH

     WHEREAS, HNS is in the business of building certain Digital Satellite System equipment for use with reception of DIRECTV(R), ("DSS(R)") programming.

     WHEREAS, BTL is, among other things, a developer and supplier of equipment and systems for delivery of television signal service to the Commercial Market (defined below). BTL will design and develop a digital satellite system comprised of Commercial Hardware (defined below), CCA Software (defined below) and CI Software (defined below), which is compatible with and which incorporates the DSS Equipment (defined below), for use in the Commercial Market.

     WHEREAS, BTL wishes to purchase certain DSS Equipment for inclusion in the Commercial System and to market and sell the Commercial System to customers in the Territory.

     NOW, THEREFORE, in consideration of mutual covenants and agreements herein contained, the parties do hereby agree and contract as follows:

1.   DEFINITIONS

     In addition to any other defined terms in this Agreement and except as otherwise expressly provided for in this Agreement, the following terms shall have the following meaning:

     A. "Affiliate" means any person or entity controlling, controlled by or under common control with HNS or BTL, as the case may be.

     B. "CCA Software" means the commercial conditional access software, designed or to be designed by the collaborative efforts of HNS and BTL at BTL's expense pursuant to this Agreement.

     C. "CI Software" means the commercial interface software to be designed and developed by BTL based upon certain interface specifications to be provided by HNS (including the HNS Software) and which will permit remote telephone access and control of the Commercial System.

     D. "Commercial Hardware" means the hardware portion of an Commercial System, as the same may be designed or developed pursuant to the efforts of BTL, as contemplated by this Agreement for use primarily in the Commercial Market, which incorporates the DSS Equipment (or a variation thereof, as permitted by HNS) and which will meet the specifications set forth in Exhibit "A", as the same may hereafter be modified or revised by mutual agreement of the parties.


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     E.   "DSS Equipment" means certain integrated circuit components and sub-assemblies which are capable of only receiving and converting a digitized RF satellite signal to an analog signal only, as described in Exhibit "B" hereto.

     F. "Commercial Intellectual Property" means all patents, copyrights, design rights, trademarks, service marks, trade secrets, know-how and any other intellectual or industrial property rights (whether registered or unregistered) and all applications for the same developed pursuant to this Agreement by BTL with specific application to the Commercial System, which constitute derivative works of the DSS Equipment, including without limitation the CCA Software, the CI Software (with the exception of those portions or aspects thereof which do not relate to the interface specifications provided by HNS) and the Commercial Hardware, all of which shall be owned by HNS and subject to the Commercial IP License.

     G. "Commercial IP License" means a perpetual, non-transferable (other than transfers to affiliates of BTL pursuant to reorganization and similar transactions which are permitted so long as such transferee agrees to be bound by this Agreement), worldwide, exclusive, fully paid, royalty free, irrevocable right and license granted to BTL to
          (i) use, copy, modify, create derivative works based on, and (ii) use the trade secrets and know-how embodied in the Commercial Intellectual Property, for the purpose of manufacturing, assembling, supporting, updating, enhancing and selling Commercial Systems and for the purpose of creating new products for commercial exploitation in the Commercial Market. Notwithstanding anything herein to the contrary, this license shall survive the expiration or termination of this Agreement.

     H. "Commercial Market" means and includes any television signal distribution systems (i) wherein the television signal is converted from digital to analog format at the headend, regardless of whether the headend services or is a part of a franchised or private cable system, or (ii) located in multiple dwelling units, hotels, motels, prisons, schools or hospitals.

     I. "Commercial System" means a digital satellite receiver system designed by BTL for use in the Commercial Market, comprised of the Commercial Hardware, CCA Software and CI Software, which is compatible with and which incorporates the DSS Equipment and which meets the other requirements set forth in Section 3 herein.

     J. "Exclusivity Buy-out Fee" means (i) $50,000, if paid after the first and before the second anniversary of the Effective Date, (ii) $25,000, if paid after the second and before the third anniversary of the Effective Date, (iii) $15,000, if paid after the third and before the fourth anniversary of the Effective Date, and (iv) $10,000, if paid after the fourth anniversary and before the fifth anniversary of the Effective Date.

     K. "Territory" means the continental United States and such other regions of the world in which HNS is authorized by DIRECTV(R), INC. to sell DSS Equipment, subject to approval by DIRECTV(R), INC. and such other third parties as may be required.

2.   SUPPLY OF DSS EQUIPMENT

     HNS will supply to BTL, and BTL will purchase from HNS the DSS Equipment for use solely in Commercial Systems. Except to the extent necessary to perform its obligations hereunder, BTL may not alter the DSS Equipment in any manner nor shall it perform any engineering,


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modification, alteration, change, or adjustment (hereinafter referred to as a
"Modification") on the DSS Equipment without the specific prior written approval of HNS. In the event that BTL determines that the DSS Equipment requires any such Modification in order to operate in the Commercial System, BTL will so advise HNS in writing, setting forth with particularity the Modification which is required. Within thirty (30) days following written notice from BTL to HNS that the DSS Equipment requires Modification, HNS shall advise BTL in writing that either (i) HNS will promptly provide such support and perform the requested Modification for BTL on a time and materials basis which shall be at BTL's expense to be mutually agreed upon by the parties hereto, provided, however that the prices charged by HNS for the time and materials provided pursuant hereto shall be at least as favorable to BTL as the most favorable prices offered by HNS to any other person or entity engaging HNS for the provision of Modification services upon similar terms and conditions, or (ii) HNS will not perform the Modifications, in which case BTL may perform or engage others (subject to the prior execution of appropriate non disclosure agreements in form satisfactory to HNS and any necessary third-party approvals) to perform such Modifications and HNS shall provide BTL with such information and materials as necessary to permit BTL or its subcontractors, as the case may be, to perform such Modifications.

3.   DESIGN OF COMMERCIAL SYSTEM

     A. BTL shall design and develop the Commercial System strictly in accordance with the terms and conditions of this Agreement. All Commercial Systems shall incorporate a conditional access module and verifier technology as specified by HNS. BTL shall design, develop and manufacture Commercial Systems to be compatible and fully operable with the 101(degree) DBS Network (and at BTL's option as more fully described in the following sentence, other DBS Networks with respect to which HNS is authorized by DIRECTV(R)to provide service), as reasonably determined by HNS, and such Commercial Systems shall be in full conformance with DSS technical specifications described in Exhibit "A". If HNS becomes authorized by DIRECTV(R)to provide service to any DBS Networks other than the 101(degree) DBS Network ("Other Networks"), HNS shall so notify BTL in writing and BTL shall have a right of first refusal, exercisable by written notice within 30 days thereafter to HNS of BTL's intention, to design and develop a commercial system which is compatible with such Other Networks and the parties hereto shall treat such new commercial system as a Commercial System for purposes of this Agreement. If BTL does not so notify HNS as aforesaid or notifies HNS that BTL does not intend to design and develop a commercial system for such Other Network, HNS shall thereupon be free to design and develop a commercial system which is compatible with such Other Network; provided, however that HNS shall not be permitted to use the Commercial Intellectual Property in furtherance of such design and development without BTL's prior written consent. Except as otherwise specifically provided herein, BTL shall be solely responsible for all costs and expenses associated with the Commercial System design, development, manufacturing, testing, approvals, marketing, distribution and sales and as otherwise arising out of its rights and obligations under this Agreement. The Commercial System, shall be deemed Commercial Intellectual Property, shall be owned by HNS, and if susceptible to patent or copyright protection, shall be patented or copyrighted in the name of HNS. BTL shall have the exclusive, irrevocable, perpetual, royalty-free right and license to (i) use, copy, modify, create derivative works based on, and (ii) use the trade secrets and know-how embodied in, the Commercial System for the purpose of manufacturing, supporting, assembling, updating, enhancing and selling the Commercial System and for the purpose of creating new products for commercial exploitation in the Commercial Market. Except


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          to the extent otherwise agreed to in writing by both parties hereto, neither HNS nor BTL shall have the right to sublicense the rights to the Commercial System or any portion thereof to any third party. HNS acknowledges that the Commercial System will be designed and developed based upon the existing platform of the consumer DSS digital satellite system and agrees, subject to limitations imposed by third-party contracts and to mutually acceptable agreements regarding confidentiality, to make all information and data relating thereto available to BTL in furtherance of the Commercial System design and development efforts contemplated by this Agreement.

     B. If, as and when HNS develops further generations of the consumer versions of the DSS Equipment or the DSS Equipment Software, which BTL determines will necessitate Modifications in order to operate in the Commercial System, BTL will so advise HNS in writing, setting forth with particularity the Modifications which are required. Within thirty
          (30) days following written notice from BTL to HNS that the DSS Equipment or the DSS Equipment Software requires Modification, HNS shall advise BTL in writing that either (i) HNS will promptly provide such support and perform the requested Modification for BTL on a time and materials basis which shall be at BTL's expense to be mutually agreed upon by the parties hereto, provided, however that the prices charged by HNS for the time and materials provided pursuant hereto shall be at least as favorable to BTL as the most favorable prices offered by HNS to any other person or entity engaging HNS for the provision of Modification services on similar terms and conditions, or
          (ii) HNS will not perform the Modifications, in which case BTL may perform or engage others (subject to the prior execution of appropriate non disclosure agreements in form satisfactory to HNS) to perform such Modifications and HNS shall provide BTL with such information and materials as necessary to permit BTL or its subcontractors, as the case may be, to perform such Modifications. Whether BTL or HNS perform the Modifications to the consumer DSS Equipment and/or DSS Equipment Software to create commercial market versions thereof (the "New Commercial Versions"), such New Commercial Versions shall constitute Commercial Intellectual Property hereunder and shall be the sole proprietary property of HNS, but shall be available to BTL pursuant to the licenses granted hereunder without the payment of license fees or royalty fees, subject only to the payment obligations contemplated by Section 14 herein.

4.   INSPECTION AND TESTING

     A. HNS shall have the right to enter any BTL location where any part of the Commercial System is being manufactured and conduct an inspection solely for the purpose of ensuring that BTL is in compliance with the terms and conditions of this Agreement. Such inspection shall be carried out on at least one week's prior written notice to BTL and shall be performed so as to minimize the impact and interference with BTL operations. Any such inspection will not be carried out more often than twice every six (6) months except in the case where BTL is found to be in violation of the terms of this Agreement. In the event that BTL is found to be in violation of the terms of this Agreement it shall be given ninety (90) days to cure the violation or such longer period as the parties may agree. BTL shall notify HNS within the aforementioned stipulated time frame that the violation has been cured and HNS shall be entitled to conduct an inspection twice more within the succeeding six (6) month period. In the event that HNS determines that BTL has not cured the defect, this Agreement shall be subject to immediate termination and BTL shall immediately cease all manufacturing of the Commercial Systems using any DSS Equipment, provided, however, that


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          notwithstanding the termination of this Agreement or the rights granted hereunder, so long as such termination is not as a result of violation by BTL of Sections 28.A.(i), (ii) or (vii) of this Agreement, for a period of ninety (90) days following termination of this Agreement or the rights granted hereunder, BTL shall be permitted to sell all of its remaining inventory of Commercial Systems, build and sell its remaining raw materials inventory of components and DSS Equipment into finished Commercial Systems and otherwise build and sell such additional Commercial Systems as are necessary to fulfill all then-existing firm purchase orders for Commercial Systems from BTL's customers.

     B. BTL will notify HNS when the first Commercial System has been completed and is ready for a full functionality test at least thirty
          (30) days in advance of such test, but in no event later than six months after the date hereof. HNS shall appoint a representative to observe the test being carried out by BTL. This test shall demonstrate that the Commercial System is in full compliance with the terms and conditions of this Agreement. HNS shall be liable for the travel and accommodation costs, meals, medical and insurance costs incurred by their representatives in respect of such inspections.

5.   SOFTWARE LICENSE

     Subject to the performance by BTL of the terms and conditions of this Agreement, HNS hereby grants to BTL and BTL hereby accepts from HNS a limited, nontransferable, nonexclusive royalty free, license to use the DSS Equipment software solely in the operation of the DSS Equipment commencing on the date of the delivery of the relevant DSS Equipment and payment therefor, to last for the life of the relevant DSS Equipment. BTL acknowledges that any DSS Equipment software delivered hereunder is subject to the proprietary rights of HNS or its vendors and that HNS, or its vendors, as the case may be, shall retain title to all of such software. Except as otherwise provided herein, BTL agrees that it shall not copy or duplicate or permit anyone else to copy or duplicate, any part of the software, or create or attempt to create, or permit others to create or attempt to create, by reverse engineering or otherwise, the source programs or any part thereof from the object programs or from other information made available under this Agreement, other than as necessary to carry out BTL's obligations under this Agreement with HNS's prior written approval, which approval shall not be unreasonably withheld, and subject to limitations imposed by third-party contracts, other than for archival purposes.

6.   GRANT OF LICENSE

     A. Subject to Sections 6.B., 6.C and 6.D. below and further subject to BTL's compliance with the terms of this Agreement, during the term of this Agreement, HNS hereby grants to BTL an exclusive, non-transferable (other than to affiliates of BTL pursuant to reorganization and similar transactions which are permitted only long as such transferee agrees to be bound by this Agreement), royalty free license under HNS' intellectual property rights to use the proprietary portions of HNS's specifications and technology, and to use and purchase DSS Equipment, exclusively for the purpose of manufacturing and assembling (with the right to engage others to subcontract manufacture) digital satellite systems that incorporate HNS' DSS Equipment and are compatible with and capable of receiving DSS(R)programming for sale and use in the Commercial Market, including without limitation, Commercial Systems and of selling Commercial Systems in the Territory solely for ultimate use by customers in the Commercial Market (the "License"). BTL shall use its commercially reasonable efforts to market and sell Commercial Systems in the Territory for use by customers in the Commercial Market.


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     The parties agree and acknowledge that the License does not include the right to manufacture, subcontract manufacture, market or sell Commercial Systems in any market other than the Commercial Market, or otherwise incorporate features for use by consumers outside the Commercial Market, (except to the extent of those features which are common to products sold and/or marketed to both the consumer market and the Commercial Market). BTL acknowledges that with respect to clause "(i)" in the definition of Commercial Market set forth in
Section 1.H. herein, DIRECTV(R), INC. and programmer approval may be required for signal distribution to these areas and BTL shall be responsible for obtaining any such necessary approval prior to any such distribution of the Commercial System.

     B. The License shall cease to be exclusive, but shall otherwise remain in force if other than as a result of HNS failure to timely supply adequate quantities of DSS Equipment: (i) BTL does not provide a prototype Commercial System which is fully compatible and operable with the 101(degree) DBS Network, within seven (7) months after execution of this Agreement; or (ii) BTL fails to commence manufacture of the Commercial Systems (either directly or through a subcontractor) within six months after the parties have agreed in writing that the prototype Commercial System is in full compliance with the terms and conditions of this Agreement, as contemplated by Section 4.B hereof; or (iii) BTL fails to manufacture and sell a minimum of at least 2,500 units of Commercial System in any 12 month period commencing one (1) month after the first calendar month in which BTL manufactures at least 100 units of Commercial System under this Agreement, unless BTL can reasonably demonstrate that market demand for Commercial Systems is lower than 2,500 units per 12 month period and that BTL is manufacturing Commercial Systems in quantities sufficient to satisfy market demand, provided, however, that BTL shall have sixty (60) days following written notice from HNS of any of the above referenced defaults by BTL to cure such defaults.

     C. At any time after the first anniversary of the Effective Date, HNS may pay to BTL the Exclusivity Buy-out Fee, whereupon the License shall cease to be exclusive, but shall otherwise remain in force.

     D. Termination of exclusivity of the License as a result of the events described in Section 6.B. above or upon payment of the Exclusivity Buy-out Fee described in Section 6.C. above, shall in no way alter, modify or otherwise abrogate the exclusivity in favor of BTL, of the Commercial IP License. Any digital satellite receivers designed or manufactured for the Commercial Market by HNS or any other person may not incorporate or otherwise use or rely upon the Commercial Intellectual Property, in the absence of the prior written consent of BTL.

7.   DERIVATIVE PRODUCT DESIGN AND DEVELOPMENT

     HNS shall, subject to licensing restrictions, provide BTL with selected relevant HNS licensed software and other technical information as reasonably determined by the mutual agreement of BTL and HNS to be necessary for BTL to develop the Commercial System (hereinafter referred to as the "HNS Software"). BTL shall use HNS Software solely in the performance of this Agreement. All HNS Software will be returned by BTL to HNS upon completion of the development of the Commercial System, upon the request of HNS following a default hereunder by BTL, or upon termination of this Agreement which ever occurs first. Any derivative product developed hereunder shall be deemed Commercial Intellectual Property, owned by HNS.

     All other provisions of this Agreement notwithstanding, all information exchanged by the parties related to upgrades, and new or modified features, and all background proprietary property


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including patents, copyrights, trade secrets and know-how developed or acquired by each party before the execution of this Agreement shall remain the proprietary property of the originating party and subject to the protection of Articles 19, 20 and 21 hereof.

8.   EQUIPMENT AVAILABILITY

     A. HNS shall have the right, at its absolute discretion, and without thereby incurring any liability to BTL with respect to any purchase order theretofore placed, or otherwise, to change the design or to discontinue the manufacture or sale of any DSS Equipment covered by this Agreement; provided however that to the extent practicable, HNS will make such quantities of the DSS Equipment in its pre-existing design available as is necessary to permit BTL to fulfill all then-existing firm purchase orders for Commercial Systems from BTL's customers.

     B. HNS shall notify BTL at least ninety (90) days prior to the delivery of any DSS Equipment that incorporates a change in design that would adversely affect the value or salability of any DSS Equipment in BTL's inventory. HNS shall also notify BTL at least ninety (90) days prior to the discontinuance of manufacture or sale of any DSS Equipment covered by this Agreement.

     C. In the event of a shortage of any DSS Equipment for any reason, HNS shall have the right to allocate available products among its distributors and other customers in such manner HNS shall consider to be equitable.

9.   TERM OF AGREEMENT

     The term of this Agreement shall be five (5) years from the date first written above (the "Effective Date"), subject to earlier termination pursuant to the provisions of this Agreement. HNS may extend the term of this Agreement if requested to do so by BTL. Such request to extend must be made by BTL in writing to HNS no less than sixty (60) days before the expiration of the term of this Agreement. Extensions, if granted by HNS, will be on a year-to-year basis.

10.  NATURE OF RELATIONSHIP

     A. This Agreement shall not constitute BTL as an employee, franchisee, agent, partner, or legal representative of HNS for any purposes, or give HNS any right to supervise or direct the functions of BTL hereunder. BTL shall have no authority to act for or obligate HNS in any way or to extend any warranty or representation on behalf of HNS.

     B. Except as specifically set forth herein, HNS shall have no obligation or liability to BTL for compensation, commissions, or other remuneration. All direct and indirect costs and expenses of BTL shall be paid by BTL.

     C. This Agreement does not grant any rights to BTL with respect to HNS equipment other than the DSS Equipment and does not grant any rights with respect to any equipment manufactured by other companies, including companies related to HNS.

     D. This Agreement does not grant any rights to BTL with respect to programming from DIRECTV(R) or USSB.

     E. Except as specifically set forth herein, HNS grants no rights to BTL in any copyright, trademark, patent or other intellectual property.


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11.  HNS RESPONSIBILITIES

     HNS shall during the Term of this Agreement:

     A.   Make available/sell to BTL the DSS Equipment set forth in Exhibit "B".

     B. Provide BTL with such technical assistance and other information as BTL and HNS mutually deem reasonably necessary to assist BTL in its design, development, and marketing efforts.

     C. Keep BTL regularly advised of changes in the published specifications and design of the DSS Equipment.

     D. HNS is willing to participate in meetings with BTL and DIRECTV, INC. to explore implementing and maintaining reasonable procedures and protocols designed to encourage customers in the Commercial Market to purchase Commercial Systems, including without limitation by (i) maintaining separate databases for customers and equipment used in the Commercial Market as against customers and equipment used in the consumer market, and (ii) limiting access to and availability of special pricing promotions on consumer Digital Satellite System equipment only to purchasers of such equipment for home use in the consumer market; provided, however that such special pricing promotions shall be made available to BTL under its Distributorship Agreement with HNS relating to consumer Digital Satellite Systems equipment for pass through to its customers for consumer Digital Satellite System equipment sold by BTL for Commercial applications using L-Band distribution which contemplates a digital satellite receiver in each subscriber location, (iii) except with respect to consumer Digital Satellite Systems sold by BTL as contemplated by clause (ii) above, prohibit the authorization of consumer Digital Satellite Receiver Systems in the Commercial Market. BTL acknowledges that despite HNS' reasonable best efforts, DIRECTV may determine, in its discretion, that it will not implement or maintain any procedures or protocols designed to encourage customers in the Commercial Market to Purchase Commercial Systems.

12.  BTL RESPONSIBILITIES

     BTL shall during the Term of this Agreement:

     A. Maintain adequate capital and technical resources and other capabilities to maintain its operations on a financially sound basis in order to develop and promote the sale of the Commercial System pursuant hereto.

     B.   BTL shall determine its pricing to its customers in the Territory.

     C. Maintain employees or agents sufficient to develop and maintain an efficient, competent, financially sound marketing organization for the purpose of selling and offering consultation on the Commercial System; and maintain personal contacts with research, industrial, and commercial users, current and potential, of the Commercial System in order to advise such users of up-to-date information on new Commercial Systems and procurement matters.

     D. Maintain a marketing organization that is reasonably informed on the Commercial System information that may be issued to BTL and that disseminates adequately such information to prospects in the Territory.


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     E.   Furnish to HNS sales data regarding DSS Equipment as is reasonably necessary for HNS to confirm BTL's compliance with its obligations under Section 6.B. herein.

     F. Notify HNS immediately of any litigation or defect involving DSS Equipment incorporated into Commercial Systems, of which BTL becomes aware.

     G. Comply with all material federal, state, and local laws, rules, regulations and ordinances applicable to BTL's business and BTL's performance of its obligations hereunder.

     H. If BTL provides programming or services, BTL shall be responsible for entering into any required licensing agreement and for paying any corresponding fees with DIRECTV and/or USSB for the provision of any such programming or services.

     I. Not manufacture, market or sell Commercial Systems for, or pursuant to an agreement similar hereto with, any other DIRECTV(R) licensee (e.g. Thompson, Sony, etc.).

     J. Treat all HNS products at least as favorably as it treats any other product distributed by BTL that are competitive with any HNS product. Specifically, BTL agrees that it will not market or promote any HNS product in a manner that states or could reasonably be interpreted to imply that the HNS product is inferior or secondary to any other product. For example, BTL will not market or promote any other product as "preferred", "premier" "primary" or the like as compared to an HNS product. In addition, BTL will display and/or showcase HNS products at least as favorably as it displays and/or showcases any other products distributed by BTL that are competitive with any HNS product.

13.  FORECASTS AND ORDERS

     A. Upon the execution of this Agreement, BTL shall provide HNS with a twelve (12) month written forecast of DSS Equipment estimating its orders hereunder for deliveries commencing in the first calendar month following the month in which the parties have agreed in writing that the prototype of the Commercial System is in full compliance with this Agreement, as contemplated by Section 4.B hereof. Thereafter, on or before the last business day of each month during the Term hereof, such then-current month being called "MO", BTL shall submit to HNS a written update of its twelve (12) month forecast of its orders for DSS Equipment deliveries, such months being called "M1" through "M12". BTL shall provide at its sole cost and expense, a single point of contact for all such forecasts, and voice access between HNS order management systems and such single point of contact.

     B. The volumes and Equipment included in M1, M2, and M3 shall constitute a firm non-modifiable, non cancelable purchase order. The volumes and Equipment included in M7, M8, M9, M10, M11 and M12 of each such forecast shall be for planning purposes only and shall not constitute a firm purchase order. Each M4 forecast shall constitute a firm, non-modifiable, non-cancelable purchase order for at least 50% of the volume stated therein, each M5 forecast shall constitute a firm, non-modifiable, non-cancelable purchase order for at least 30% of the volume stated therein and each M6 forecast shall constitute a firm, non-modifiable, noncancelable purchase order for at least 20% of the volume state therein. In addition, the relative proportions of the DSS Equipment included in the M4, M5 and M6 forecasts may not be changed unless HNS agrees that it has the material available for making a requested change. HNS will make reasonable efforts to respond to BTL's requests to change DSS Equipment stated in M4, M5 and M6 of the twelve (12) month forecasts.

     C. BTL shall order purchases of DSS Equipment hereunder by written purchase orders. The terms and conditions of this Agreement shall supersede any inconsistent provisions contained in BTL's purchase orders and in HNS's order acknowledgement, confirmation and invoice forms. Any inconsistent terms and conditions in any such forms used by either party hereto, shall be null and void unless adopted by BTL and HNS as an explicit written amendment to this Agreement. Each purchase order shall be subject to HNS's written acceptance thereof, which acceptance shall not be unreasonably withheld. Shipment of DSS Equipment shall be scheduled in accordance with such purchase orders and HNS's acceptance of such purchase orders.

14.  PRICES

     A. BTL shall pay to HNS the prices set forth in Exhibit "B" for DSS Equipment ordered, subject to adjustments as set forth in this Agreement. BTL shall pay such prices in accordance with Section 16 below entitled "Payment." In the event that prices set forth in Exhibit "B" for the DSS Equipment decline, or should HNS, at any time during the term of this Agreement, provide the same or substantially the same DSS Equipment under substantially similar quantity, delivery conditions and/or under special marketing or promotional activities, to any other similar entity at prices below those set forth in this Agreement or those extended to BTL, then such lower prices shall be extended to BTL on such similar terms and conditions for all outstanding and future orders.

     B. Subject to HNS's compliance with subsection 14.A. herein, HNS may change the prices set forth in Exhibit "B" at any time by providing BTL a minimum of thirty (30) days written notice.

     C. In addition to the DSS Equipment price, BTL shall pay to HNS any sales taxes (to the extent applicable), shipping, shipping insurance, or related or similar charges incurred by HNS, other than any such taxes or similar charges relating to or based upon the income of HNS. Other charges that HNS may be required to pay or collect with respect to the DSS Equipment, or any part thereof, shall be billed to BTL at HNS' cost. In the event BTL becomes eligible for a rebate for any such taxes or duties advanced by HNS, HNS will assist BTL in obtaining such rebate.

15.  AGREEMENTS WITH OTHER PARTIES

     BTL agrees to enter into all agreements with other parties as may be necessary for BTL to market and sell the Commercial System(s); provided, however that the parties hereto acknowledge that BTL, in its limited capacity as a manufacturer and distributor of Commercial Systems, is not involved in the carriage, transmission or retransmission of television programming and therefore is not expected to require a license from DIRECTV, News Digital Systems, Inc. or other programming providers, as a condition precedent to the manufacture and sale of Commercial Systems.

16.  PAYMENT

     A. All payments made under this Agreement shall be in United States dollars is the full amount invoiced, without reduction on account of any tax, exchange differential, bank transfer charge, or other similar deduction and shall be sent by mail, wired, or cabled to HNS' account in such bank as HNS shall have previously notified BTL. HNS shall invoice BTL for all payments required hereunder.

     B. Payment terms are net thirty (30) days from the later of HNS' invoice date or date of shipment on an approved credit line established by BTL with HNS. A late payment charge, at an annual rate of the lesser of
          (i) the current prime rate (or equivalent), as last quoted by The Wall Street Journal prior to the due date of the payment, plus two percent (2%), or (ii) the maximum rate allowed by applicable law, shall be applied to any payment not received by the due date thereof.

17.  DELIVERY, TITLE, AND RISK OF LOSS

     A. Delivery of all DSS Equipment pursuant to this Agreement shall be F.O.B. HNS' facility, continental USA. Title to all or any part of the DSS Equipment that is to become the property of BTL pursuant to this Agreement shall pass to BTL at the time of shipment. BTL shall bear all risk of loss or damage to the DSS Equipment, commencing at the time of shipment.

     B. Delivery schedules and shipment destinations will be subject to mutual agreement.

     C. Unless otherwise agreed in writing from HNS, the packaging, packing, and preservation of all items to be delivered hereunder shall be in accordance with HNS's standard practice suitable for transport by air and land.

     D. In the event that any part of the DSS Equipment is ready for delivery in accordance with the delivery schedule, and HNS delays shipment pursuant to BTL's request or because BTL is not prepared to accept a scheduled shipment, HNS shall notify BTL that such DSS Equipment is available for shipment, and BTL shall reimburse HNS for all reasonable and actual storage or other costs and expenses that HNS incurs by reason of any such delay which exceeds thirty (30) days.

18.  INTENTIONALLY LEFT BLANK

19.  HNS PROPERTY AND TRADEMARKS

     A. As used in this Agreement, "HNS Property" means all proprietary inventions, processes, product designs, machine designs, intellectual property in any medium, and information, whether patented by HNS (or its parent, affiliates, or subsidiaries) in the Territory or not, heretofore and hereafter acquired or developed by HNS (or its parent, affiliates, or subsidiaries) that is associated with the Equipment. "HNS Trademarks" means any service mark, commercial name, trademark, or trade name, whether registered by HNS (or its parent, affiliates, or subsidiaries) in the Territory or not, heretofore or hereafter acquired or developed, that is associated with Equipment, or service of HNS (or its parent, affiliates, or subsidiaries). HNS trademarks include but are not limited to OnLine(TM) Guide, LogoBeIt(TM), SeeThru(TM) Banner and PreSelect(TM).

     B. During the term of this Agreement, BTL may use HNS' name and Trademarks in advertising and other sales promotion activities with respect to the product; provided that HNS reserves the right to terminate BTL's right to use HNS' name and Trademarks in any such activities to which HNS reasonably objects. From time to time HNS may make spot checks of BTL's use of HNS' Trademarks. If HNS determines that any use of such Trademarks are not in accordance with HNS' standard guidelines BTL agrees that such use will be terminated immediately. This Agreement shall not be construed to grant any other rights with respect to names, Trademarks, Property or anything else of HNS' parent, affiliates, or subsidiaries. BTL shall not label or market DSS Equipment under any name except names designated by HNS from time to time. BTL shall neither alter HNS Trademarks appearing on DSS Equipment nor use HNS Trademarks or HNS' name on stationery, or in BTL's corporate or firm name, unless the written approval of HNS is obtained in advance of such use, and such use, if approved, shall in no way bestow any rights to HNS Trademarks upon BTL.

     C. All HNS Property and all HNS Trademarks are the exclusive property of HNS, or its parent, affiliates, or subsidiaries, and BTL neither has nor shall have any right, title, or interest in HNS Property or HNS Trademarks, or any goodwill related thereto, during or after the term of this Agreement. BTL represents and warrants that BTL has not sought or obtained, and agrees not to seek or obtain, in the Territory or elsewhere, any patent or registration embodying HNS Property or HNS Trademarks and further agrees to discontinue all use of HNS Property and HNS Trademarks immediately from and after the termination of this Agreement, provided, however, so long as such termination is not as a result of violation by BTL of Sections 28.A.(i), (ii) or (vii) of this Agreement, for a period of ninety (90) days following termination of this Agreement or the rights granted hereunder, BTL shall be permitted to sell all of its remaining inventory of Commercial Systems, build and sell its remaining raw materials inventory of components and DSS Equipment into finished Commercial Systems and otherwise build and sell such additional Commercial Systems as are necessary to fulfill all then-existing firm purchase orders for Commercial Systems from BTL's customers. HNS, or HNS's vendor, as the case may be, shall be the sole owner of and shall have exclusive rights to the intellectual property and technology relating to all DSS Equipment. The rights or ownership of the DSS Equipment and the operation or use thereof granted herein shall not be construed as a license from HNS for BTL to any of the intellectual property with respect to the DSS Equipment or to alter or manufacture or have manufactured any DSS Equipment. Except as otherwise permitted by this Agreement, BTL shall not design, manufacture, or sell any product embodying HNS proprietary technology or identified with HNS Trademarks. BTL shall not use or disclose any HNS proprietary technology in any manner adverse to the best interests of HNS. Any enhancement in the value of HNS proprietary technology or HNS Trademarks, or goodwill related thereto, in the Territory or elsewhere, that results from the efforts of BTL shall be effected to HNS's sole benefit and shall not give rise to any further compensation to BTL.

     D. BTL shall not directly or indirectly sell, offer, lease, license or otherwise transfer rights to use HNS's name and Trademarks.

     E. BTL expressly acknowledges that this Agreement does not grant any rights with respect to the names, Trademarks, Property or anything else owned by DIRECTV, Inc. BTL shall enter into a trademark licensing agreement with DIRECTV, Inc. in the form attached hereto as Exhibit "C" prior to engaging in any activities for which such an agreement would be necessary.

     F. BTL expressly acknowledges that, under this Agreement it is only purchasing the then current software code with respect to the DSS Equipment and that it does not acquire the rights to any future releases of software with respect to the DSS Equipment; provided, however, that if a future release of such software is incompatible with DSS Equipment previously sold by HNS to BTL pursuant hereto, such that the future release of such software is necessary for the continued operation of the DSS Equipment previously sold by HNS to BTL, then HNS will provide such future release software to BTL and its customers to insure the continued operability of such previously sold DSS Equipment.

20.  RIGHTS IN TECHNOLOGY

     Except as otherwise provided by this Agreement, each party, or that party's vendor as the case may be, shall be sole owner of and shall have exclusive rights in the technology relating to all equipment and software provided hereunder which was originated by that party or vendor. The rights or ownership of the software and the use thereof granted herein shall not be construed as a license from one party to the other to manufacture or have manufactured any equipment and/or software, except as permitted by this Agreement.

21.  CONFIDENTIAL INFORMATION

     A. HNS and BTL, to the extent of their contractual and lawful right to do so, shall exchange proprietary or confidential information as reasonably necessary for each to perform its obligations under this Agreement. All information relating to the Equipment provided by either party to the other, whether before or after the date thereof and whether verbal or written, shall be and is hereby deemed to be confidential and proprietary information (the "Confidential Information"), when designated in writing or by appropriate stamp or legend to be of a proprietary or confidential nature, subject to the provisions of this Section 21.

     B. Except as set forth in Paragraph C below, a party receiving Confidential Information pursuant hereto (the "Receiving Party") shall protect such Confidential Information, using the same standards of care the Receiving Party normally affords its own confidential information, from (i) use for any purpose other than in connection with the DSS Equipment or, the performance of this Agreement, or (ii) disclosure to any persons or entities other than the employees and consultants of the Receiving Party (and subcontractors) who reasonably need to have access to the Confidential Information and who have agreed in writing to protect the Confidential Information as if they were a party to this Agreement.

     C. A Receiving Party shall not be liable for disclosure of Confidential Information, or any part thereof, if the Receiving Party can demonstrate that such Confidential Information (i) is in the public domain at the time it is disclosed as a result of a legal disclosure by one of the parties hereto; (ii) is known to or in the possession of the

          Receiving Party from a source other than the party hereto that disclosed the information (the "Disclosing Party") without breach of this Section by the Receiving Party; or (iii) is disclosed more than five (5) years after the expiration of this Agreement. In the event of any such disclosure, each of HNS and BTL agree to comply with requests by the other party to maintain confidentiality for a reasonable period up to the limits specified in (iii) above. In the event of any legal action or proceeding or asserted requirement under applicable law or government regulations calling for or compelling the disclosure of Confidential Information furnished hereunder, the Receiving Party shall promptly notify the Disclosing Party and, upon the request and at the expense of the Disclosing Party, shall cooperate with the Disclosing Party in lawfully contesting such disclosure. Except in connection with any failure to discharge its responsibilities under the preceding sentence, the Receiving Party shall not be liable for any disclosure pursuant to any court or administrative order.

     D. Confidential Information shall remain the property of the Disclosing Party and shall, at the Disclosing Party's request and after it is no longer needed in connection with the Equipment or the performance of this Agreement, promptly be returned thereto or be destroyed, together with all copies made by the Receiving Party and by anyone to whom such Confidential Information has been made available by the Receiving Party in accordance with the provisions of this Section 21.

22.  LIMITED WARRANTIES

     A. HNS shall deliver good title to all or any part of the DSS Equipment that is to become the property of BTL pursuant to this Agreement, free from any and all liens, claims, or encumbrances, except as provided in
          Section 17 herein entitled "Delivery; Title; Risk of Loss."

          Subject to the terms and conditions hereof, HNS warrants for a period of one year from the date of sale of an Commercial System to BTL's customer (the "Warranty Period") the DSS Equipment developed by HNS and provided to BTL pursuant to this Agreement against defects in material and workmanship that materially affect its performance in accordance with the specifications set forth in this Agreement ("Defects"). HNS shall, as its sole liability for Defects and/or breach of warranty and at its option and expense, promptly repair or replace, or cause to be repaired or replaced, within fifteen (15) days following the return thereof to HNS, any DSS Equipment that proves to have a Defect during such Warranty Period.

     B. The limited warranties set forth in this Section 22, except for the warranty of title, are contingent upon BTL notifying HNS of an alleged defect or failure within ten (10) days following expiration of the Warranty Period. Repair, replacement, amendment, or alteration will be performed in accordance with HNS's standard practices with respect to such DSS Equipment. BTL shall be responsible for the return of DSS Equipment to HNS's designated repair location, freight prepaid and packed to ensure safe arrival. HNS shall return repaired, replaced, amended, or altered DSS Equipment, freight prepaid and packed to ensure safe arrival to BTL's designated location.

     C. Notwithstanding anything in this Agreement to the contrary, HNS shall have no obligation for any Defects in DSS Equipment that have been caused by accident, misuse, neglect, mishandling, misapplication, modification, acts of God, improper service or maintenance (other than by HNS), or loss of programming services due to failure of the applicable satellites.

     D. The warranties set forth in this Section 22 allocate the risks of DSS Equipment defects between HNS and BTL as authorized by the Uniform Commercial Code and other applicable law. HNS's pricing under this Agreement reflects this allocation of risk and the limitations of liability contained in this Agreement.

     E. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, HNS NEITHER MAKES, NOR ASSUMES ANY LIABILITY UNDER, ANY WARRANTIES (WHETHER EXPRESS, IMPLIED, OR STATUTORY) ON OR WITH RESPECT TO THE EQUIPMENT OR ANY COMPONENT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED CONDITIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Service of DSS Equipment, in the manner and for the period of time provided above, shall constitute fulfillment of all liabilities of HNS to BTL, whether based on contract, negligence, or otherwise with respect to the DSS Equipment delivered to BTL hereunder; other than any liabilities specifically agreed to by HNS in a written agreement executed by an authorized representative of HNS. The employees and agents of HNS are not authorized to make modifications to such warranties or additional warranties binding on HNS; accordingly, additional statements, whether oral or written, do not constitute warranties and should not be relied upon by BTL.

23. OUT-OF-WARRANTY REPAIRS, REPLACEMENT PARTS, CERTIFICATION OF REPAIR CENTERS, CUSTOMER SERVICE SUPPORT, SPECIAL 90-DAY SUPPORT

     A. If any DSS Equipment proves to be defective after delivery hereunder, but such defect is not covered (whether through the passage of time or otherwise) by the warranties provided for in Section 22 above, then BTL shall be responsible, at its sole cost and expense, for providing all necessary maintenance and repair service and replacement parts for any such defective DSS Equipment.

     B. Replacement parts for each particular model of the DSS Equipment will be available for purchase by BTL from HNS for a period of five (5) years from the date of expiration of this Agreement.

     C. Replacement parts ordered by BTL (which orders shall be irrevocable) shall be delivered F.O.B. HNS' facility, continental USA. Prices for replacement parts will be negotiated from time to time in good faith by HNS and BTL and shall in any event be not higher than the lowest prices charged by HNS to its best customers purchasing similar quantities on similar payment terms. Payment and passage of title and risk of loss shall be as stated in Sections 15 and 16 above, respectively.

     D. HNS shall establish a certification process for non-HNS repair centers. Such repair centers may be required to procure specified test and related fixtures as part of such certification process and at its sole cost, EDI and voice access between it and HNS's service support systems.

24.  LIMITATION OF LIABILITY

     The remedies of BTL set forth herein are exclusive and the liability of HNS with respect to any of the DSS Equipment covered by or furnished under this Agreement, shall not, except as expressly provided herein, exceed return of monies paid for DSS Equipment on which such liability is based. SUBJECT TO THE REMEDIES SPECIFICALLY SET FORTH HEREIN, IN NO EVENT SHALL HNS BE LIABLE TO BTL OR ANYONE ELSE FOR SPECIAL, COLLATERAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF GOODWILL, LOSS OF PROFITS OF REVENUES, LOSS OF SAVINGS, LOSS OF USE, INTERRUPTION OF BUSINESS, AND CLAIMS OF CUSTOMERS), WHETHER SUCH DAMAGES OCCUR PRIOR OR SUBSEQUENT TO, OR ARE ALLEGED AS A RESULT OF, TORTIOUS CONDUCT OR BREACH OF ANY OF THE PROVISIONS OF THIS AGREEMENT, EVEN IF HNS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. This limitation of liability will not apply to death or injury to persons or damage to tangible property caused by the negligence or willful misconduct of HNS.


25.  PATENT AND COPYRIGHT INDEMNITY

     A. HNS shall, at its own expense, defend, indemnify and hold BTL harmless from and against any request for royalty payments or any claim for equitable relief or damages against BTL based on an allegation that the manufacture of any product acquired by BTL under this Agreement (including without limitation the DSS Equipment or any New Commercial Versions thereof, the DSS Equipment software described in Section 5 of this Agreement and any other products acquired by BTL from HNS pursuant to this agreement), or the use, lease, or sale thereof, infringes any United States patent or copyright, and shall pay any royalties and other costs related to the settlement of such request, and shall pay the costs and damages, including attorneys' fees, finally awarded as the result of any suit based on such claim, provided that BTL is using the latest version of such product provided by HNS and that HNS is given prompt written notice of such request or claim by BTL and given authority and such assistance and information as HNS requests in writing and as it is available to BTL for resisting such request or for the defense of such claim. Any such assistance or information that is furnished by BTL at the written request of HNS is to be at HNS's expense.

     B. In the event that, as a result of any such suit, the use, lease, or sale of any product is enjoined, HNS shall, at its option, (i) negotiate a license or other agreement with plaintiff so that such product is no longer infringing, (ii) modify such product suitably or substitute a suitable product therefor, which modified or substituted product is not subject to such injunction and which shall be covered by the terms of this Agreement, or if (i) or (ii) cannot be effected by HNS's reasonable and diligent efforts, (iii) refund to BTL all payments received from BTL for that DSS Equipment rendered useless upon return receipt by HNS of such DSS Equipment.

     C. Notwithstanding the above, HNS shall not be liable for any damage or costs to the extent specifically resulting from claims (i) that HNS's compliance with BTL's designs, specifications, or instructions, (ii) that use of any of the DSS Equipment in combination with products not supplied by HNS, or (iii) that a manufacturing or other process carried out by or through BTL and utilizing any of the DSS Equipment, constitutes either direct or contributory infringement of any United States patent (such claim being collectively referred to herein as "Other Claims"). BTL shall indemnify HNS from any and all damage and costs (including settlement costs) finally awarded or agreed upon for infringement of any United States patent or copyright in any suit to the extent specifically resulting from Other Claims, and from reasonable expenses incurred by HNS in defense of such suit if BTL does not undertake the defense thereof.

     D. This indemnity is in lieu of any other liability, whether or not based on indemnity or warranty, express or implied, with respect to patents and copyrights.

     E. Notwithstanding anything herein to the contrary, the maximum liability of either party to the other arising pursuant to this Section 25 shall be limited to $1,000,000 per claim. Liability under this Section 25 shall not be subject to the limitations imposed under Section 24.

26.  INDEMNITY

     BTL agrees to indemnify and hold harmless HNS, its parent, affiliates, subsidiaries, and their officers, directors, and employees from and against any and all claims, awards, damages, costs, expenses (including but not limited to, reasonable attorney's fees and costs) or any other liability in any form or shape that may result from in whole or in part the claims of any and all third parties, related to any installation, servicing and/or use of the Commercial System, any product liability claim involving the Commercial System, and/or claims for violation of any warranty which BTL may offer, unless and to the extent said claim is a result of or caused by the DSS Equipment, the DSS Equipment Software described in Section 5 of this Agreement or any other products supplied by HNS or services supplied by HNS (collectively "DSS Products and Services"). HNS agrees to indemnify and hold harmless BTL, its affiliates, subsidiaries, and their officers, directors, and employees from and against any and all claims, awards, damages, costs, expenses (including but not limited to, reasonable attorney's fees and costs) or any other liability in any form or shape that may result from in whole or in part the claims of any and all third parties; related to any DSS Products and Services or any product liability claim involving DSS Products and Services.

27.  INSURANCE

     Without in any way limiting the obligations set forth in Section 26A above, BTL shall maintain in full force and effect such insurance coverage and limits of liability, as more fully described in the Certificate of Insurance set forth in Exhibit "D" hereto.

     A. Normal and customary comprehensive general liability insurance coverage in an amount equal to or in excess of $1,000,000 for injury, death or property damage resulting from each occurrence.

     B. Automobile liability insurance covering owned, non-owned and rented automobile equipment providing at least $1,000,000 for coverage of injury, death or property damage resulting from each occurrence.

     C. All risk contents insurance insuring all HNS-furnished equipment and materials against any loss or damage during such period of time that such equipment and materials are under BTL's possession or control.

     D. The insurance described above shall remain in full force and effect throughout the term of this Agreement and shall: (i) include HNS as an Additional Insured, and (ii) state that no insurance will be canceled or materially changed without thirty (30) days prior written notice to HNS.

28.  TERMINATION OF AGREEMENT

     A. HNS may terminate this Agreement, effective immediately upon written notice to BTL, in the event: (i) the criminal conviction of BTL related to this Agreement or the DSS Equipment, (ii) that BTL modifies DSS Equipment in an attempt to receive programming at no cost, (iii) that BTL admits in writing its inability to pay its debts generally as they become due, or files a petition looking to reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal or state statute, law or regulation, or BTL appoints a receiver, liquidator, custodian, assignee, trustee, sequestrator or other similar official for BTL or any substantial part of BTL's property, or BTL makes an assignment of all or substantially all of its assets for the benefit of its creditors, (iv) that BTL ceases to operate as a going concern or to conduct its operations in the normal course of business, (v) that HNS receives numerous complaints from dealers or consumers regarding BTL's unprofessional behavior or activity in connection with the Commercial product, which complaints have been verified as justifiable following reasonable investigation by HNS and represent a regular and continuous pattern of unprofessional behavior or activity, (vi) that BTL attempts to persuade a dealer or consumer with whom BTL established contact through a lead from HNS to purchase DSS(R) equipment manufactured by a competitor of HNS, (vii) that BTL falsifies information given to HNS in connection with Section 14 hereof, or (viii) that HNS determines that BTL has violated any of HNS' intellectual property rights and such violation will cause or is likely to cause material harm to HNS.

     B. BTL agrees that it shall, not later than forty five (45) days following the effective date of expiration or termination of this Agreement, pay all monies owed to HNS at the time of the expiration or any termination of this Agreement regardless of the terms of payment of such monies that may have otherwise been granted to BTL by HNS prior to the effective date of such expiration or termination; provided, however, that if the terms for payment of any invoice to BTL by HNS at the time of such expiration or termination then provide for payment thereof in less than forty five (45) days, such invoice shall be payable pursuant to the applicable terms of payment.

     C. Except as expressly provided herein, the expiration or termination of this Agreement shall not affect or impair the rights, liabilities and obligations of either party to the other as provided pursuant to this Agreement or under any release or purchase order for DSS Equipment existing prior to such expiration or termination, nor shall such expiration or termination relieve either party of any obligation or liability accrued under this Agreement or pursuant to any release or purchase order prior to such expiration or termination, nor affect or impair the rights of either party arising under this Agreement prior to such expiration or termination.

     D. Upon termination of this Agreement for any reason, neither party shall be liable or obligated to the other party with respect to any payments or future profits; exemplary, punitive, special, or consequential damages; indemnifications, or other compensation regarding such termination, irrespective of whether such obligations or liabilities may be contemplated in the law of the Territory or elsewhere, and each party hereby waives and relinquishes any rights, pursuant to law or otherwise, to any such payments, indemnifications or compensation. All remedies of either party hereunder contained herein pursuant to law or equity shall be cumulative and not alternative.

     E. Upon termination of its Agreement, BTL shall, at its own expense, (i) immediately return to HNS all property of HNS then in BTL's possession, and (ii) cease all usage of HNS trademarks, trade-names, advertising materials and similar items; provided, however that if such termination was for any reason other than a violation of section 28.A(i), (ii) or (vii) above, BTL shall, for a period of ninety (90) days after the date of such termination, be permitted to sell all of its remaining inventory of Commercial Systems, build and sell its remaining raw materials inventory of components and DSS


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


          Equipment into finished Commercial Systems and otherwise build and sell such additional Commercial Systems as are necessary to fulfill all then-existing firm purchase orders for Commercial Systems from BTL's customers.

     F. Notwithstanding anything herein to the contrary, the terms and obligations of Sections 3, 5, 19, 20, 21, 22, 23, 25, 26, and 28 shall survive termination of this Agreement.

29.  DISTRIBUTION AND EXPORT

     BTL agrees that (a) it will not market and sell the DSS Equipment outside of the Territory and (b) it will not participate in the transfer, by any means, of any commodity or technical data acquired from HNS: (i) in violation of the Export Administration Act ("Act") or any regulation, order or license issued under the Act, or (ii) with the knowledge or with reason to know that a violation of the Act, or a regulation, an order or a license issued thereunder, has occurred, is about to occur, or is intended to occur with respect to any such commodity or technical data.

30.  ARBITRATION

     Any controversy, dispute, or claim arising out of or relating to this Agreement, any modification or extension hereof, or any breach hereof (including the question whether any particular matter is arbitrable hereunder) shall, at the written request of either party to the other party not less than thirty (30) days in advance of submittal to arbitration, be settled exclusively by arbitration in accordance with the then applicable Rules of Arbitration of the American Arbitration Association by one (1) or more arbitrators appointed in accordance with said Rules. Judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. The Arbitrators shall sit in Washington, DC.

31.  FORCE MAJEURE

     HNS shall not be liable for nondelivery, delay in delivery or any other impairment of performance hereunder, in whole or in part, caused by the occurrence of any contingency beyond the control either of HNS or of HNS's suppliers, including but not limited to war (whether an actual declaration thereof is made or not), sabotage, insurrection, rebellion, riot or other act of civil disobedience, act of a public enemy, failure or delay in transportation, failure of or delay in performance of BTL's obligations under this Agreement, act of any government or any agency or subdivision thereof, judicial action, labor dispute, fire, accident, explosion, epidemic, quarantine, restrictions, storm, flood, earthquake or other act of God, or shortage of labor, fuel, raw material, or machinery, where HNS has exercised ordinary care in the prevention thereof. If any such contingency occurs, HNS shall allocate production, and deliveries among HNS's customers in such manner as will insure the interrupted flow of DSS Equipment to BTL at a level of at least 80% of the levels set forth in the forecast contemplated by Section 13 herein.

32.  PUBLIC RELEASE OF INFORMATION

     Except in the case of public disclosures required by applicable law, with advance notice when possible, each party shall obtain the written approval of the other party concerning the content and timing of news releases, articles, brochures, advertisements, prepared speeches, and other information releases concerning this Agreement within a reasonable time prior to the release of such information. Such approval shall not be unreasonably withheld.


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


33.  NOTICES

     All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by either party to the other party pursuant to this Agreement (the "Notice") shall be in writing and shall be deemed to have been given, if delivered personally by messenger or transmitted by telegram, telex or facsimile (with receipt confirmed), or the day following delivery to a reputable overnight courier that guarantees delivery within twenty-four (24) hours, addressed to the respective parties as set forth below, or to such other addresses as either party may substitute by Notice to the other:

                  If to HNS:

                  Hughes Network Systems, Inc.
                  11717 Exploration Lane
                  Germantown, MD 20876
                  Attn: Director, Contracts
                        Satellite Networks Division

                  If to BTL:

                  Blonder Tongue Laboratories, Inc.
                  One Jake Brown Road
                  Old Bridge, NJ 08857
                  Attn: James A. Luksch, President

                  with a copy to:

                  Gary P. Scharmett, Esquire
                  Stradley Ronon Stevens & Young LLP
                  2600 One Commerce Square
                  Philadelphia, PA 19103


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


34.  SEVERABILITY

     In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid or unenforceable provision shall be replaced by a mutually acceptable provision that, being valid and enforceable, comes closest to the intention of the parties underlying the invalid or unenforceable provision.

35.  WAIVER

     Neither the waiver by either of the parties hereto of a breach of, or a default under, any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as waiver of any of such provisions, rights, or privileges hereunder.

36.  ASSIGNMENT

     This Agreement shall not be assignable by either party without the prior written consent of the other party hereto, except that this Agreement may be assigned by either party to any entity that is (i) noncompetitive to the nonassigning party in the sale of DSS Equipment in the Territory; (ii) a wholly owned subsidiary or a company wholly owned by the corporation wholly owning the assigning party; or (iii) a corporation that acquires substantially all of the assets and assumes substantially all of the liabilities (including this Agreement) of such assigning party. In the event of such assignment by acquisition, the assigning party shall notify the other party of such assignment in writing concurrent with the date of the assignment.

37.  GOVERNING LAW

     This Agreement, the rights and obligations of the parties hereto, and any claim or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware as of the Effective Date (without regard to its laws on the conflict of laws).

38.  ENTIRE UNDERSTANDING

     This Agreement supersedes and replaces any and all prior agreements, understandings, or arrangements, whether oral or written, heretofore made between the parties and relating to the subject matter hereof, and together with the exhibits attached hereto constitutes the entire understanding of the parties with respect to the subject matter of this Agreement. This Agreement may not be modified, changed, altered, or amended except by an express written agreement signed by both parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or have caused this Agreement to be duly executed on their behalf, effective as of the date first written above.

HUGHES NETWORK SYSTEMS, INC.                  BLONDER TONGUE LABORATORIES, INC.

          (HNS)                                              (BTL)

By: /s/ R. L. Armstrong                       By: /s/ James A. Luksch
    -------------------------                     -----------------------------
Name:  R. L. ARMSTRONG                        Name:  JAMES A. LUKSCH
Title: Vice President                         Title: President


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